Exhibit 99.1


For Immediate Release
---------------------

         ATMI SELLS FAB SERVICES BUSINESS TO MATERIALS SUPPORT RESOURCES

      DANBURY, CT -- July 1, 2004 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and materials packaging to the world's leading semiconductor manufacturers, today announced it has sold its semiconductor fabrication plant parts cleaning services business, "Fab Services," to Materials Support Resources (Delaware), Inc., effective June 30.

      Gene Banucci, ATMI Chief Executive Officer said, "Materials Support Resources offers ATMI's Fab Services clients and employees a company whose sole focus and expertise is semiconductor tool maintenance and service. Materials Support Resources has extended employment offers to Fab Services employees, and is already devoting additional resources to expanding its customer support, reach, and penetration."

      Dan Sharkey, ATMI Chief Financial Officer, said, "This sale includes the operations at five locations, in Arizona, New Mexico, Texas, Oregon, and Ireland. ATMI expects to recognize a gain slightly above book value."

      Larry Kenney, President of Materials Support Resources (Delaware), Inc., said, "Our focus is on supporting our customers' needs for superior tool maintenance services. Acquiring the operations of ATMI's Fab Services business gives us the critical mass that moves us into the top tier of global fab and tool support services. We now have the dedicated resources to support the entire maintenance network from repair, spare parts management, parts cleaning, refurbishment, and value-added engineering to reduce the customer's total cost of ownership."

      Materials Support Resources (Delaware), Inc., is a wholly-owned subsidiary of Support Resources Holdings which provides Semiconductor Manufacturers and Equipment Suppliers a total outsource solution for system repair and maintenance including parts management, cleaning, refurbishment, engineering upgrade support, and automated service software all designed to lower the total cost of system maintenance. For more information, please visit prismsupport.com.

      ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. As The Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2004, or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth; ATMI's markets or customer interest in ATMI's products; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; technological changes affecting the competencies of ATMI; problems or delays associated with any restructuring and proposed divestiture activities; unanticipated internal and/or third-party delays; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

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For more information contact:

      Dean Hamilton
      ATMI
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com






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